Heatwurx Granted Additional Patent from the U.S. Patent and Trademark Office

GREENWOOD VILLAGE, Colo. -- Oct. 28, 2013 -- Heatwurx, Inc. (OTCQB: HUWX), an eco-friendly asphalt preservation and repair equipment company, announced today that the company was granted a new patent from the United States Patent and Trademark Office: U.S. Patent No. 8,562,247, Asphalt Repair System and Method.

The patent covers certain unique aspects of the Heatwurx equipment.  Additional patents are pending that capture further inventive aspects of the Heatwurx equipment, products, technology and methods.

"With the addition of Patent No. 8,562,247, the company continues to expand its patent portfolio and add additional protection for our intellectual property," said Stephen Garland, Heatwurx CEO and President. "This new patent, paired with Patent No. 8,556,536, encapsulates critical components of the Heatwurx process for preserving and rehabilitating our nation's roadways, airfields, and parking lots."

About Heatwurx

Headquartered in Colorado, Heatwurx is an eco-friendly asphalt preservation and repair equipment company.  The company’s equipment, materials, and methods are designed to outperform alternative methods of pavement repair by reducing consumption of raw materials, extending the life of asphalt pavements, and reducing the need for recurring repairs.  All equipment is proudly manufactured in the USA.  For more information, please visit www.heatwurx.com.

Forward Looking Statements

This release contains forward-looking statements regarding Heatwurx and its future plans and expected performance based on assumptions the company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, industry and customer acceptance of its products, the ability to secure and protect its intellectual property rights, and other risk factors described from time to time in the company's reports filed with the SEC. Heatwurx undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Heatwurx, Inc.
Stephen Garland, CEO, 800-532-1279
steve@heatwurx.com